As filed with the Securities and Exchange Commission on April 3, 2002

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARBITRON INC.
(formerly Ceridian Corporation)
(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-0278528 (IRS employer identification no.)

142 West 57th Street New York, New York 10019 (Address of Principal Executive Offices)	10019 (zip code)

Arbitron Inc. 2001 Broad Based Stock Incentive Plan
(Full title of the plan)

Dolores L. Cody, Esq.
Executive Vice President, Legal and Business Affairs, Chief Legal Officer and Secretary
Arbitron Inc.
142 West 57th Street
New York, NY 10019
(Name and address of agent for service)

(212) 887-1300
(Telephone number, including area code, of agent for service)

Copy to:
David W. Bonser, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of

Title of Securities to be registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, par value	666,500	$20.9932	$13,991,967.80	$1,287.26
$0.50 per share	333,500	$33.8250	$11,280,637.50	$1,037.82

Total	1,000,000		$25,272,605.30	$2,325.08

(1)      Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional securities as may result from anti-dilution adjustments under the Arbitron Inc. 2001 Broad Based Stock Incentive Plan.

(2)      Estimated pursuant to Rule 457(h), estimated solely for the purpose of calculating the registration fee on the basis of: (i) the weighted average of the option exercise price with respect to outstanding options to purchase 666,500 shares and (ii) the average of the high and low prices per share of the registrant’s Common Stock as reported on the Consolidated Transaction Reporting System of the New York Stock Exchange on March 27, 2002 with respect to the 333,500 shares subject to future grant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I will be sent or given to the employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

     The following documents, which have been filed by Arbitron Inc. (the “Company”) with the Commission, are incorporated by reference in this Registration Statement, as of their respective dates:

(i)	Annual Report of the Company on Form 10-K for the year ended December 31, 2001;
(ii)	Current Report on Form 8-K filed January 25, 2002; and
(iii)	The description of our common stock contained in the Registration Statement on Form S-4 (File No. 33-64089), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c),14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective filing dates of such documents.

     Any statement contained in a document or report incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document or report which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. The statements required to be modified or superseded shall not be deemed to constitute a part of the Registration Statement, except as so modified or superseded.

     To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.	Description of Securities

     The Company’s common stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

     Not Applicable.

Item 6.	Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (“DGCL”) provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (1) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (2) if the person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     The Company’s restated certificate of incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Section 102 of the DGCL allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company’s bylaws provide that to the maximum extent permitted by law, the Company must indemnify any of the following persons, including their heirs, executors and personal representatives, against any and all amounts incurred or imposed in connection with any proceeding, other than a proceeding initiated by such person:

•	a director, officer or employee of the Company; or

•	a director, officer or employee of the Company who at the specific written request or resolution of the board of directors of the Company is, at the time of the proceeding and/or of the alleged events giving rights to the proceeding, serving as a director, officer or employee of any other company, partnership, joint venture, trust, employee benefit plan or other enterprise; or

•	a fiduciary or co-fiduciary of an employee benefit plan of the Company.

     The indemnification provisions contained in the Company’s restated certificate of incorporation, as amended, and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company may maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of their status.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8.	Exhibits

Exhibit Number	Description
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
10.1	Arbitron Inc. 2001 Broad Based Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

Exhibit Number	Description
23.1	Consent of KPMG LLP
23.2	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)
24.1	Power of Attorney of Erica Farber
24.2	Power of Attorney of Kenneth F. Gorman
24.3	Power of Attorney of Philip Guarascio
24.4	Power of Attorney of Larry E. Kittelberger
24.5	Power of Attorney of Luis G. Nogales
24.6	Power of Attorney of Lawrence Perlman
24.7	Power of Attorney of Richard A. Post

Item 9.	Undertakings

     The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to existing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on April 3, 2002.

ARBITRON INC., a Delaware corporation

By: /s/ Stephen B. Morris Stephen B. Morris President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Stephen B. Morris Stephen B. Morris	President and Chief Executive Officer and a Director (principal executive officer)	April 3, 2002

/s/ William J. Walsh William J. Walsh	Executive Vice President of Finance and Planning and Chief Financial Officer (principal financial officer and principal accounting officer)	April 3, 2002

* Erica Farber	Director	April 3, 2002

* Kenneth F. Gorman	Director	April 3, 2002

* Philip Guarascio	Director	April 3, 2002

* Larry E. Kittelberger	Director	April 3, 2002

* Luis G. Nogales	Director	April 3, 2002

* Lawrence Perlman	Director	April 3, 2002

* Richard A. Post	Director	April 3, 2002

*	By:	/s/ William J. Walsh William J. Walsh As Attorney-in-Fact (see Exhibits 24.1, 24.2, 24.3, 24.4 24.5, 24.6 and 24.7)

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

10.1	Arbitron Inc. 2001 Broad Based Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

23.1	Consent of KPMG LLP

23.2	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)

24.1	Power of Attorney of Erica Farber

24.2	Power of Attorney of Kenneth F. Gorman

24.3	Power of Attorney of Philip Guarascio

24.4	Power of Attorney of Larry E. Kittelberger

24.5	Power of Attorney of Luis G. Nogales

24.6	Power of Attorney of Lawrence Perlman

24.7	Power of Attorney of Richard A. Post